SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                            ____________________


                                 FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                      SHOREWOOD PACKAGING CORPORATION
           (Exact Name of Registrant as Specified in its Charter)


                   Delaware                         11-2742734
          (State of Incorporation                (I.R.S. Employer
              or Organization)                   Identification no.)

             277 Park Avenue
            New York, New York                        10172-0124
      (Address of principal executive offices)        (Zip Code)

 If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

 If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. | |

 Securities Act registration statement file number to which this form relates:______________________
           (If applicable)


 Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class              Name of Each Exchange On Which
    To Be So Registered              Each Class Is To Be Registered
    -------------------              ------------------------------

    Preferred Stock Purchase         The New York Stock Exchange
    Rights


 Securities to be registered pursuant to Section 12(g) of the Act:  None



 ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      Effective as of February 16, 2000, the Rights Agreement, dated as of June 12, 1995 (the "Rights Agreement"), between Shorewood Packaging Corporation ("Shorewood"), a Delaware corporation, and The Bank of New York, a New York banking corporation, as Rights Agent, was amended (the "Amendment") in order to, among other things, (i) prevent International Paper - 37, Inc. ("Sub"), a Delaware corporation and a wholly owned subsidiary of International Paper Company ("IP"), a New York corporation, and IP from becoming or being deemed an Acquiring Person (as defined in the Rights Agreement); and (ii) prevent a Stock Acquisition Date or a Distribution Date (each as defined in the Rights Agreement) from occurring, in each case, as a result of (a) the execution of (x) the Agreement and Plan of Merger, dated as of February 16, 2000 (the "Merger Agreement"), by and among IP, Sub and Shorewood, in connection with the tender offer by Sub to purchase all outstanding shares of common stock, par value $0.01 per share, of Shorewood (the "Shares"), including the associated rights to purchase the preferred stock issued pursuant to the Rights Agreement, at a purchase price of $21.00 per Share (the "IP Offer") and the merger of Sub with and into Shorewood as provided for in the Merger Agreement (the "Merger") or (y) the Stockholders Agreement, dated as of February 16, 2000 (the "Stockholders Agreement"), by and among IP, Sub, Shore Family Partnership, L.P., Marc P. Shore, Paul Shore Estate Marital Trust, Andrew
 N. Shore, Paul Shore Marital Trust and Howard M. Liebman (the "Principal Stockholders"), pursuant to which each Principal Stockholder has agreed, among other things, to tender all of his Shares into the IP Offer and not to withdraw any Shares so tendered and to vote his Shares in favor of the Merger, (b) the public or other announcement of the Merger, (c) the public or other announcement of the IP Offer, (d) the commencement of the IP Offer, (e) the consummation of the IP Offer, (f) the consummation of the Merger, (g) the acquisition of beneficial ownership of Shares by IP or Sub pursuant to the Merger Agreement or the Stockholders Agreement, or (h) the consummation of any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement.

      A copy of the Amendment is attached hereto as Exhibit F and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement on Form 8-A to which this Form 8-A/A relates. In addition, a description of Shorewood's Preferred Share Purchase Rights contained under the caption "Description of the Registrant's Securities to be Registered" in Shorewood's Registration Statement on Form 8-A dated June 8, 1995, is incorporated by reference herein.


 ITEM 2.   EXHIBITS.

           A. Shorewood's Certificate of Incorporation as amended, incorporated by reference to Exhibit 3.1 to Shorewood's Registration Statement on Form S-1, as amended, as filed with the Securities and Exchange Commission (the "Commission") on September 4, 1986, Commission File No. 33-8490.

           B. Shorewood's Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock as filed with the Secretary of State of the State of Delaware on June 8, 1995, incorporated by reference to Exhibit 2.2 to Shorewood's Registration Statement on Form 8-A, as filed with the Commission on June 8, 1995.

           C.   Shorewood's By-laws, incorporated by reference to Exhibit
                3.2 to Shorewood's Current Report on Form 8-K, as filed with the Commission on February 17, 2000.

           D. Rights Agreement, dated as of June 12, 1995 (the "Rights Agreement"), entered into between Shorewood and The Bank of New York, as Rights Agent, incorporated by reference to
                Exhibit 99.4 to Shorewood's Registration Statement on Form 8-A, as filed with the Commission on June 13, 1995.

           E. Certificate of Amendment to Shorewood's Certificate of Incorporation dated as of September 23, 1998.

           F.   Amendment, dated as of February 16, 2000, to the Rights
                Agreement.



                                 SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                SHOREWOOD PACKAGING CORPORATION


                                By: /s/ Andrew N. Shore
                                   -----------------------------------
                                Name:  Andrew N. Shore
                                Title: Vice President, General Counsel
                                       and Secretary


 Date:  March 3, 2000